Exhibit 99.1

AT THE COMPANY

Clifford Bolen

President and Chief Executive Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

FRIDAY, NOVEMBER 9, 2007

VITA FOODS REPORTS THIRD QUARTER 2007 RESULTS

Chicago, IL, (NOVEMBER 9, 2007) — For the third quarter ended September 30, 2007, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of approximately $(812,000), or approximately $(0.11) per share, compared to net loss of approximately $(725,000) or approximately $(0.15) per share in the third quarter of 2006.  The Vita Seafood segment, which is primarily engaged in the processing and sale of herring products and smoked salmon products, experienced a net loss of approximately $(296,000) compared to net loss of approximately $(291,000) in the third quarter of 2006.  The Company’s other business segment, Vita Specialty Foods, which is engaged in the processing and sale of salad dressings, barbeque sauces, marinades, honey and other specialty food products experienced a net loss of approximately $(516,000) in the third quarter of 2007 compared to a net loss of approximately $(434,000) in the third quarter of 2006.  This decline for Vita Specialty Foods was primarily attributable to a $500,000 reserve for obsolete and slow moving inventory. The extra reserves resulted from a robust review of this segment’s products and management decisions to discontinue certain low performing business products. This reserve expense was partially offset by a reduction of approximately $100,000 in Selling, Marketing and Administration expenses.

Consolidated net sales for the third quarter of 2007 were approximately $11,834,000, compared with approximately $12,418,000 in the third quarter of 2006.  Vita Seafood’s net sales for the third quarter of 2007 were approximately $5,849,000 compared to approximately $6,503,000 from the prior year third quarter, representing a 10.1% decrease.  Vita Specialty Food’s net sales for the third quarter of 2007 were approximately $5,985,000 compared to approximately $5,915,000 for the prior year third quarter, representing a 1.2% increase.  The increase was a result of higher sales of brand named licensed sauce products offset by a reduction in sales of salad dressings and honey products.  Consolidated gross margin for the third quarter of 2007 decreased to approximately 18.2% from approximately 19.4% in the third quarter of 2006 primarily as a result of the reserve for obsolete and slow moving inventory.

Nine-Month Results

For the nine months ended September 30, 2007, the Company had a consolidated net loss of approximately $(599,000) or $(0.10) per share, compared to a net loss of approximately $(653,000), or $(0.14) per share for the nine months ended September 30, 2006, an improvement of approximately $54,000 or $.04 per share.  The Vita Seafood segment had a net loss of approximately $(277,000) compared to a net loss of approximately $(481,000) in 2006, an improvement of approximately $204,000.  This improvement for the Vita Seafood segment was primarily the result of reduced operating expenses.  Vita Specialty Food’s net loss was approximately $(322,000) compared to $(172,000) in 2006, a decrease of approximately $150,000.  This was primarily a result of the reserve for obsolete and slow moving inventory which was partially offset by an increase in the sales of sauces, and decreased salad dressing sales net of costs.

Consolidated net sales for the nine months ended September 30, 2007 were approximately $36,353,000, compared to approximately $36,915,000 for the nine months ended September 30, 2006, representing a decrease of approximately $(562,000) or (1.5)%.  Vita Seafood’s net sales were approximately $17,809,000 for the nine months ended September 30, 2007, compared with approximately $19,657,000 for the nine months ended September 30, 2006, representing a decrease of approximately $(1,848,000) or (9.4)%. Vita Specialty Food’s net sales were approximately $18,544,000 for the nine months ended September 30, 2007, compared with approximately $17,258,000 for the nine months ended September 30, 2006, representing an increase of approximately $1,286,000 million or 7.4%.  The largest contributing factor to this increase was sales of sauces which were partially offset by decreased salad dressing sales. Consolidated gross margin for the nine months of 2007 increased to approximately 26.7% from approximately 25.9%. The improved margin was a result of cost reductions at both business segments, offset by the reserve for obsolete and slow moving inventory at Vita Specialty Foods. The Selling, Marketing and Administration expenses increased by $116,000 for the nine months ended September 30, 2007 over the same period ended September 30, 2006. This was the result of increased distribution cost and marketing programs related to the introduction of sauces.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas.

The Company’s common stock is currently traded on the American Stock Exchange under the ticker symbol VSF.  However, the Company has previously announced its intention to delist its common stock from the American Stock Exchange and deregister its common stock under the Securities Exchange Act of 1934, as amended, after carefully considering the advantages and disadvantages of continuing registration and listing. The Company will file a Form 25, delisting its shares, on November 16, 2007 and a Form 15, deregistering them, on November 26, 2007, the effective date of delisting.  The

Company expects, but cannot guaranty, that its common stock will be quoted on the Pink Sheets after it delists from the American Stock Exchange.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new product and, competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

—TABLES FOLLOW—

VITA FOOD PRODUCTS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
	2007	2006	Change	2007	2006	Change

Net sales	$11,834	$12,418	(5)%	$36,353	$36,915	(2)%
Cost of goods sold	9,677	10,011	(3)%	26,635	27,359	(3)%

Gross margin	2,157	2,407	(10)%	9,718	9,556	2%

Selling and administrative expenses
Selling, marketing & distribution	2,275	2,362	(4)%	6,806	6,665	2%
Administrative	927	923	0%	2,984	3,008	(1)%

Total selling and administrative expenses	3,202	3,285	(3)%	9,790	9,673	1%

Operating loss	(1,045)	(878)	19%	(72)	(117)	(38)%

Interest expense	307	331	(7)%	926	971	(5)%

Income before income taxes	(1,352)	(1,209)	12%	(998)	(1,088)	(8)%
Income tax benefit	(540)	(484)	12%	(399)	(435)	(8)%

Net loss	$(812)	$(725)	12%	$(599)	$(653)	(8)%

Basic loss per common share	$(0.11)	$(0.15)		$(0.10)	$(0.14)

Diluted loss per share	$(0.11)	$(0.15)		$(0.10)	$(0.14)

Weighted average shares outstanding:
Basic	7,367	4,904		5,766	4,598
Diluted	7,367	4,904		5,766	4,598

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